Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated June 18, 2026) pertaining to the 2021 Incentive Award Plan of Solo Brands, Inc. of our report dated March 12, 2025 (except for the effects of the reverse stock split discussed in Note 1, as to which the date is March 23, 2026), with respect to the consolidated financial statements for the year ended December 31, 2024 of Solo Brands, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
June 18, 2026